EXHIBIT 21.13

                          Agreement of Joint Research

The parties to this agreement are Fujita Corporation, having its principal office at 6-15, Sendagaya 4-chome, Shibuya-ku, Tokyo 151, Japan (hereinafter referred to as "Party A"), Shantou Vibro-Tech Industrial and Development Co. Ltd., having its principal office at Gong Yuan Road, Shantou, China (hereinafter referred to as "Party B"), South China Construction University, Guangyuan Zhong Road, Guangzhou 510405, China (hereinafter referred to as "Party C").

All parties shall undertake collaboration on joint research for rubber bearings applicable to Japan on the basis of equality and mutual benefit, and have agreed on the following aspect.

Article 1: Definitions

The following definitions are hereby agreed to for the purposes of this
Agreement:

1. Joint Research means the joint research concerning rubber bearings applicable to Japan.

2. Joint Research Results means any and all results including but not limited to information which relate to inventions, concepts, designs, know-how and written or oral materials etc. resulting from this Joint Research.

3. Intellectual Property Rights means any and all patents, utility models and any other intellectual property rights pertaining to the Joint Research Results.

Article 2: Objective of the Joint Research

All Parties are looking forward to cooperating in the research of rubber bearings applicable to Japan.

Article 3: Contents, Apportionment and Schedule of the Joint Research

The contents and apportionment of the Joint Research are as follows. The detail shall be determined under the mutual agreement through consultation among all Parties and stipulated in the Implementation Agreement.

1. Contents

Research on the rubber bearings which will be used in the office building at Technical Research Institute of Party A.

2. Apportionment

Planning of the Joint  Research                                          Party A
Determining  the property and detail of the rubber bearings              Party A


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Manufacturing and improvement of the bearings                Party B and Party C
Performance test on the rubber bearings                      Party A and Party C
Determining and testing test pieces of materials
 used in the rubber bearings                                             Party A
Manufacturing and testing the test pieces                                Party B

3. Schedule

Party B shall manufacture 6 pieces of 200 type rubber bearing and deliver the rubber bearings to Party C before March 31, 1996.
Party B shall manufacture 2 pieces of 600 type rubber bearing and deliver the rubber bearings to Party C before April 30, 1996.
Party B shall manufacture test pieces of materials used in the rubber bearings before March 31, 1996.

Party C shall conduct the dynamic tests of 200 type rubber bearing during April 1-15, 1996. Accelerated aging tests shall be conducted before May 15, 1996. Creep test shall be completed before June 15, 1996.
Party C shall conduct the tests of 600 type rubber bearing during May 1-15, 1996.

All Parties shall complete the report to Japan Building Center for the examination tests of rubber bearings before June 15, 1996.

Article 4: Expenses for Joint Research

All Parties bear the expenses themselves for Joint Research according to the apportionment in Article 3 in principle. If the expenses borne by one Party are extremely large, the expenses should be determined through consultation among all Parties. Party A and Party B shall share the expenses with Party C as follows:

1. Party A shall pay USD 12000 to Party C before May 1, 1996.

2. Party B shall pay USD 12000 to Party C.

Article 5: Possession of the Joint Research Results

All Parties shall jointly own the Joint Research Results which can be used for further research by all the Parties.

Article 6: Implementation of Joint Research Results

Party A is in charge of sending the rubber bearings made by Party B to be examined by Japan Building Center. If the rubber bearings can pass the Japan Building Center's examination, Party A shall buy more than 13 rubber bearings from Party B. The price of the rubber bearings is USD 4000 every one. This is the price C&F Yokohama harbor, Japan price. It also includes the fees of products and material and products checking. Party A shall pay USD 12000 to Party B for deposit before 20 May, 1996.

Article 7: Improvement of the Joint Research Results

After one Party improved the Joint Research Results, the Party shall notify the other Parties immediately. Its belonging and handling shall bee determined under the mutual agreement through consultation among all Parties.


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Article 8: Transfer of the Joint Research Results

One Party shall obtain a prior written agreement of the other Parties before transferring the Joint Research Results to a third party.

Article 9: Applications for and Maintenance and Management of the Intellectual Property Rights

1. All Parties shall jointly own the Intellectual Property Rights which does not include:
(1) Each Party maintains his rights on the technical stuff which was owned by the Party before the Joint Research.
(2) The Intellectual Property Rights of the 200 and 600 type rubber bearings referred to in this Agreement belong to Party B and Party C.

2. Important matters such as the submission of documents and the maintenance of the Intellectual Property Rights shall be dealt with on the basis of prior consultations among the Parties.

Article 10: Disclosure of Documentation and Information

All Parties shall disclose to the other Parties any documentation, information and/or know-how that is essential to the Joint Research. This requirement does not apply to items that are covered by confidentiality obligations under contracts with third parties.

Article 11: Publication of the Joint Research Results

Approval or disapproval of the publication of the Joint Research Results, and the contents, timing and method of such publication, shall be determined on the basis of prior consultation among all Parties. In reports and publications which contain the data and the findings of the tests, the contributions of all Parties shall be noted. The report presented to Japan Building Center is not limited by this Article. The report shall be sent to other Parties after presenting to Japan Building Center within one week.

Article 12: Confidentiality

All Parties shall take proper care to maintain the confidentiality of all technical matters that are requested to keep by the other Party. The period and the contents requested to keep confidential shall be stipulated in the Implementation Agreement or determined through consultation among all Parties.

Article 13: Reporting of Progress and Results

All Parties shall report to other Parties about the progress and results of the Joint Research and shall consult about future methods and problems to be solved.


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Article 14: Term of Validity

The effective term of this Agreement shall be valid until March 31, 1997 after the execution hereof. The effective term of this Agreement may be changed under the mutual agreement through consultation among the Parties.

Article 15: Consultation

If questions arise regarding the interpretation or operation of thiss Agreement,
all  Parties  shall  settle  such   questions   harmoniously   through   sincere
consultations.

Article 16: Others

Other related matters which are not covered in this Agreement may be discussed through consultation among all Parties.

Three copies each of English versions of this Agreement shall be drawn up as proof of the establishment of this Agreement, with one copy of each to be signed and sealed and held by all Parties.

(for Party A)

Fujita Corporation
/s/ Hirasawa Mitsuharu
Hirasawa Mitsuharu
(General Manager of Technical Research Institute)

(for Party B)

Shantou Vibro-Tech Industrial and Development Co. Ltd.
By: /s/ Zheng Binghui
Zheng Binghui
(General Manager)

(for Party C)

South China Construction University
By: /s/ Zhou Fulin
Zhou Fulin (Vice-President)